EXHIBIT 99.1
Contact: Dan Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS SIGNIFICANTLY
IMPROVED THIRD QUARTER EARNINGS
Highlights of the US Airways Group, Inc. (the Company) third quarter 2007 results:
•	Net profit for the third quarter 2007 was $177 million, or $1.87 per diluted share versus a net loss of $78 million, or ($0.88) per share for the third quarter 2006.

•	Excluding special items, third quarter 2007 net profit was $185 million or $1.96 per diluted share versus a net profit of $101 million or $1.09 per share in 2006.

•	On a year to date basis, US Airways has accrued $55 million for its annual employee profit sharing program.

•	The Company had $3.1 billion in total cash and investments, of which $0.5 billion was restricted, on September 30, 2007.
TEMPE, Ariz., Oct. 25, 2007 — US Airways Group, Inc. (NYSE: LCC) today reported its third quarter 2007 results. Net profit for the third quarter was $177 million, or $1.87 per diluted share, compared to a net loss of $78 million, or ($0.88) per share for the same period last year. Excluding net special items of $8 million, the Company reported a net profit of $185 million, or $1.96 per diluted share for its third quarter 2007. This compares to a net profit excluding special items of $101 million, or $1.09 per diluted share for the third quarter of 2006, which included $179 million of special items. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “We are very pleased to report a sharp improvement in our third quarter earnings. Customer demand has kept pace with supply and the revenue environment has held up well in spite of the credit market challenges and economic uncertainty experienced during the quarter. We are particularly pleased to note that overall industry capacity has remained in check during this period of recovery for our industry, which is a notable change from the past.
“We are especially pleased with the improvement we’ve seen in operating reliability as the result of our operational improvement plan. During September 2007, more than 80 percent of our flights arrived on time and we completed 99 percent of our flights as scheduled. This was our best on-time performance so far in 2007 and the second best month since our merger in September 2005. We have begun the fourth quarter well and are optimistic that we are on track to regain our position as an industry leader in operational reliability.

“Also during the third quarter, we completed the merger of our operating certificates and US Airways now operates under a single operating certificate. This accomplishment reflects two years of effort on the part of many employees to combine policies, procedures, flight operating systems and maintenance standards with the end goal to become one airline in the eyes of the Federal Aviation Administration (FAA). Our team did a fantastic job, and we applaud and recognize their accomplishment of making the cutover seamless for our passengers.
“These results are due to the great work of our 37,000 employees who remain committed to their airline while we complete our integration work and transition back to consistent operating fundamentals. As a result of their efforts, we are producing one of the top profit margins in our industry and have accrued $55 million year-to-date for our employee profit sharing program.
“Looking into the current quarter, demand remains robust and the yield environment also remains strong. Recent fuel price increases remain problematic, but so long as our industry continues its recent capacity restraint we are optimistic about prospects for 2008,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) was 10.85 cents, up 6.5 percent over the same period last year. Express PRASM was 19.31 cents, up 4.0 percent over the third quarter 2006. Total mainline and Express PRASM for US Airways Group was 12.15 cents, which was up 5.6 percent over the third quarter 2006 on a 2.9 decline in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) at US Airways Group was 11.11 cents, down 2.6 percent versus the same period last year on a decrease in mainline capacity of 2.4 percent versus the third quarter of 2006. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and merger related transition expenses, mainline CASM was 7.68 cents, up 5.7 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “Our increase in CASM excluding fuel and special items was largely associated with the implementation of our operational improvement plan. We also pulled capacity down slightly to help ease some of the northeast air traffic control issues and other operational challenges. Because of the short-term nature of this capacity reduction, we were not able to pull out all of the corresponding fixed costs and as a result, experienced an increase in unit costs during the third quarter.
“While clearly not satisfied with our cost performance during the third quarter, we took the steps necessary to improve our operational reliability. We have seen a significant improvement in our operation and anticipate the rate of increase in CASM (excluding fuel and special items) to be lower as we move forward.”
Liquidity
As of Sept. 30, 2007, the Company had $3.1 billion in total cash and investments, of which $0.5 billion was restricted.

Second Quarter Special Items
During its third quarter, the Company recognized $8 million of net special items. Expenses for the quarter included $17 million of merger-related transition expenses and $4 million of special non-cash state tax provision from the utilization of pre-acquisition net operating losses (NOL). These expenses were offset by a $13 million non-cash credit for unrealized net gains associated with the change in fair value of the Company’s outstanding fuel hedge contracts.
Other Notable Accomplishments
Operations
•	Marked a significant milestone by obtaining a single operating certificate from the FAA. The single certificate allows US Airways to operate as a single airline with one set of policies, procedures, computer systems, maintenance and flight control systems.

•	Hired a new Chief Operating Officer (COO), Robert Isom, who has 15 years of airline experience and most recently served as Chief Restructuring Officer of GMAC, LLC. As COO, Isom oversees the airline’s operations, including flight operations, inflight services, maintenance and engineering, airport customer service, reservations, cargo and the Express operation.

•	For the ninth consecutive year, Charlotte’s line maintenance facility earned the FAA’s highest award for excellence in maintenance — the AMT Diamond Award.

•	The airline maintenance and reliability groups set a new V2500 engine operating hours performance record with the completion of more than 30,000 flight hours.

•	Announced plans to offer recall to all pilots furloughed by pre-merger US Airways, move some 140 pilots at regional partners as part of the jets for jobs program back to mainline, and hire an additional 350 pilots by the end of 2008.
Marketing
•	Awarded the right to fly the first ever route between Philadelphia and the Chinese capital city of Beijing by the U.S. Department of Transportation (DOT). The daily service to China will begin in 2009. The flight will originate at the airline’s hub in Charlotte, N.C.

•	Announced new codeshare agreement with Air New Zealand, which gives passengers the ability to connect seamlessly between the United States, New Zealand, Australia, and the Pacific Islands from Los Angeles and San Francisco.

•	Launched a mobile-device friendly version of usairways.com allowing customers to search for flights, purchase tickets, check flight status, make changes to an existing reservation, and access their Dividend Miles account conveniently with a handheld mobile device.

Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Nov. 25, 2007.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that could be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan for 2007 and estimated capital spending for 2007.
About US Airways
US Airways is the fifth largest domestic airline employing nearly 37,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,600 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance network, which offers our customers 16,000 daily flights to 855 destinations in 155 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation;

our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attract and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from time to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, which is available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	9 Months Ended	9 Months Ended	Percent
	September 30, 2007	September 30, 2006	Change	September 30, 2007	September 30, 2006	Change
Operating revenues
Mainline passenger	$2,133	$2,052	4.0	$6,233	$6,048	3.1
Express passenger	692	703	(1.5)	2,039	2,095	(2.7)
Cargo	32	40	(19.7)	102	114	(10.1)
Other	179	173	2.9	550	514	6.8

Total operating revenues	3,036	2,968	2.3	8,924	8,771	1.7

Operating expenses
Aircraft fuel and related taxes	692	719	(3.8)	1,900	1,943	(2.2)
Loss (gain) on fuel hedging instruments, net:
Realized	(20)	—	nm	17	(12)	nm
Unrealized	(13)	88	nm	(128)	44	nm
Salaries and related costs	555	529	5.1	1,659	1,574	5.4
Express expenses:
Fuel	199	210	(5.2)	539	585	(7.8)
Other	450	443	1.4	1,382	1,345	2.8
Aircraft rent	182	181	0.7	542	546	(0.7)
Aircraft maintenance	144	142	1.4	479	432	10.7
Other rent and landing fees	141	146	(4.0)	408	432	(5.6)
Selling expenses	116	120	(3.4)	347	348	(0.3)
Special items, net	17	27	(36.7)	83	18	nm
Depreciation and amortization	47	42	11.9	137	132	3.9
Other	324	305	7.0	952	901	5.4

Total operating expenses	2,834	2,952	(4.0)	8,317	8,288	0.3

Operating income	202	16	nm	607	483	25.8

Nonoperating income (expense)
Interest income	43	45	(2.8)	131	111	18.4
Interest expense, net	(66)	(74)	(10.8)	(206)	(221)	(7.0)
Other, net	2	(4)	nm	(11)	(14)	(15.9)

Total nonoperating expense, net	(21)	(33)	(34.9)	(86)	(124)	(30.6)

Income (loss) before income taxes and cumulative effect of change in accounting principle	181	(17)	nm	521	359	45.3

Income tax provision	4	61	(93.8)	15	68	(78.2)

Income (loss) before cumulative effect of change in accounting principle	177	(78)	nm	506	291	74.1

Cumulative effect of change in accounting principle	—	—	nm	—	1	nm

Net income (loss)	$177	$(78)	nm	$506	$292	74.1

Income (loss) per share before cumulative effect of change in accounting principle:

Basic	$1.93	$(0.88)		$5.54	$3.41

Diluted	$1.87	$(0.88)		$5.33	$3.20

Net income (loss) per share:

Basic	$1.93	$(0.88)		$5.54	$3.42

Diluted	$1.87	$(0.88)		$5.33	$3.21

Shares used for computation (in thousands):

Basic	91,542	88,212		91,461	85,286

Diluted	95,492	88,212		95,776	94,474

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		9 Months Ended	9 Months Ended	Percent
	September 30, 2007	September 30, 2006	Change		September 30, 2007	September 30, 2006	Change
Mainline
Revenue passenger miles (in millions)	16,395	15,950	2.8		47,106	46,058	2.3
Available seat miles (ASM) (in millions)	19,669	20,156	(2.4)		57,748	58,020	(0.5)
Passenger load factor (percent)	83.4	79.1	4.3	pts	81.6	79.4	2.2	pts
Yield (cents)	13.01	12.86	1.2		13.23	13.13	0.8
Passenger revenue per ASM (cents)	10.85	10.18	6.5		10.79	10.42	3.6

Passenger enplanements (in thousands)	14,962	14,425	3.7		44,317	43,189	2.6
Aircraft (end of period)	359	357	0.6		359	357	0.6

Block Hours	340,146	352,316	(3.5)		1,019,840	1,025,598	(0.6)
Average stage length (miles)	945	956	(1.1)		929	933	(0.5)
Average passenger journey (miles)	1,558	1,576	(1.1)		1,505	1,497	0.5
Fuel consumption (gallons in millions)	311.3	318.5	(2.3)		909.8	912.5	(0.3)
Average fuel price (dollars per gallon) with related taxes	2.22	2.26	(1.6)		2.09	2.13	(1.9)
Average fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars)	2.16	2.26	(4.6)		2.11	2.12	(0.5)
Full-time equivalent employees (end of period)	34,321	33,252	3.2		34,321	33,252	3.2

Operating cost per ASM (cents)	11.11	11.40	(2.6)		11.07	10.96	1.1
Operating cost per ASM excluding special items (cents)	11.09	10.83	2.4		11.17	10.85	2.9
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	7.68	7.26	5.7		7.85	7.52	4.3

Express*
Revenue passenger miles (in millions)	2,704	2,722	(0.7)		7,827	8,058	(2.9)
Available seat miles (in millions)	3,587	3,785	(5.2)		10,592	11,204	(5.5)
Passenger load factor (percent)	75.4	71.9	3.5	pts	73.9	71.9	2.0	pts
Passenger revenue per ASM (cents)	19.31	18.57	4.0		19.25	18.70	3.0
Passenger enplanements (in thousands)	6,662	6,556	1.6		19,474	19,527	(0.3)
Fuel consumption (gallons in millions)	86.3	91.6	(5.8)		256.6	267.2	(4.0)
Average fuel price (dollars per gallon) with related taxes	2.30	2.29	0.5		2.10	2.19	(4.0)
Operating cost per ASM (cents)	18.09	17.27	4.8		18.14	17.22	5.3

TOTAL — Mainline & Express
Revenue passenger miles (in millions)	19,099	18,672	2.3		54,933	54,116	1.5
Available seat miles (in millions)	23,256	23,941	(2.9)		68,340	69,224	(1.3)
Passenger load factor (percent)	82.1	78.0	4.1	pts	80.4	78.2	2.2	pts
Passenger revenue per ASM (cents)	12.15	11.51	5.6		12.10	11.76	2.9
Total revenue per ASM (cents)	13.06	12.40	5.3		13.06	12.67	3.1
Passenger enplanements (in thousands)	21,624	20,981	3.1		63,791	62,716	1.7
Operating cost per ASM (cents)	12.19	12.33	(1.2)		12.17	11.97	1.6

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, US Airways’ MidAtlantic regional jet division, through May 27, 2006, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information and Operating Cost per ASM Excluding Special Items, Aircraft Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(in millions, except share and per share amounts)
Reconciliation of Income (loss) before Cumulative Effect of Change in Accounting Principle Excluding Special Items for US Airways Group, Inc.

Income (loss) before cumulative effect of change in accounting principle as reported	$177	$(78)	$506	$291

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	(13)	88	(128)	44
Non-cash tax provision from utilization of pre-acquisition NOL (2)	4	59	10	59
Special items, net (3)	17	27	83	18
Other operating special items (4)	—	—	(9)	—
Nonoperating special items (5)	—	5	18	9

Income before cumulative effect of change in accounting principle, as adjusted for special items	$185	$101	$480	$421

Shares used for computation (in thousands):
Basic	91,542	88,212	91,461	85,286

Diluted	95,492	95,307	95,776	94,474

Income per share before cumulative effect of change in accounting principle, as adjusted for special items:
Basic	$2.02	$1.15	$5.25	$4.93

Diluted (6)	$1.96	$1.09	$5.06	$4.57

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc.
(in millions)

Total operating expenses	$2,834	$2,952	$8,317	$8,288
Less Express expenses:
Fuel	(199)	(210)	(539)	(585)
Other	(450)	(443)	(1,382)	(1,345)

Total mainline operating expenses	2,185	2,299	6,396	6,358

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	13	(88)	128	(44)
Special items, net (3)	(17)	(27)	(83)	(18)
Other operating special items (4)	—	—	9	—

Mainline operating expenses, excluding special items	2,181	2,184	6,450	6,296

Aircraft fuel	(692)	(719)	(1,900)	(1,943)
Realized gain (loss) on fuel hedging instruments, net	20	—	(17)	12

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,509	$1,465	$4,533	$4,365

(in cents)
Mainline operating expenses per ASM	11.11	11.40	11.07	10.96

Special items per ASM
Unrealized gain (loss) on fuel hedging instruments, net (1)	0.07	(0.44)	0.22	(0.08)
Special items, net (3)	(0.09)	(0.13)	(0.14)	(0.03)
Other operating special items (4)	—	—	0.02	—

Mainline operating expenses per ASM, excluding special items	11.09	10.83	11.17	10.85

Aircraft fuel	(3.52)	(3.57)	(3.29)	(3.35)
Realized gain (loss) on fuel hedging instruments, net	0.10	—	(0.03)	0.02

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	7.68	7.26	7.85	7.52

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

FOOTNOTES:

1)	The 2007 third quarter and the 2007 nine month periods include $13 million and $128 million of unrealized gain, respectively. The 2006 third quarter and the 2006 nine month periods include $88 million and $44 million of unrealized loss, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	For the three months and nine months ended September 30, 2007, the Company utilized $4 million and $10 million, respectively, of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $4 million and $10 million, respectively, in the three and nine months ended September 30, 2007. For the three months and nine months ended September 30, 2006, the Company utilized $59 million of NOL acquired from US Airways. Similar to 2007, this resulted in a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $59 million in the three and nine months ended September 30, 2006.

3)	The 2007 third quarter and nine month periods include $17 million and $83 million, respectively, of merger related transition expenses. The 2006 third quarter includes $27 million of merger related transition expenses. The 2006 nine month period includes a $90 million gain associated with the return of equipment deposits upon forgiveness of a loan, offset by $108 million of merger related transition expenses.

4)	The 2007 nine month period includes $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina.

5)	The 2007 nine month period includes a $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt. The 2006 third quarter includes $5 million payment in connection with the inducement to convert $21 million of the 7% Senior Convertible Notes to common stock. The 2006 nine month period includes $6 million of prepayment penalties and a $5 million write-off of debt issuance costs in connection with the refinancing of the loan previously guaranteed by the ATSB and two loans previously provided to AWA by GECC, a $5 million payment in connection with the inducement to convert $21 million of the 7% Senior Convertible Notes to common stock less $7 million of interest income earned by AWA on certain prior year federal income tax refunds.

6)	The 2007 EPS computation excludes interest associated with the 7.0% senior convertible notes of $1 million and $4 million for the three and nine month periods, respectively. The 2006 EPS computation excludes interest associated with the 7.0% senior convertible notes of $2 million and $7 million for the three and nine months ended September 30, 2006, respectively and the 7.5% convertible senior notes of $4 million for the nine months ended September 30, 2006.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2007	December 31, 2006
Assets

Current assets
Cash, cash equivalents and short-term investments	2,680	2,365
Restricted cash	2	1
Accounts receivable, net	494	388
Materials and supplies, net	256	223
Prepaid expenses and other	516	377

Total current assets	3,948	3,354

Property and equipment
Flight equipment	2,298	2,051
Ground property and equipment	672	598
Less accumulated depreciation and amortization	(714)	(583)

	2,256	2,066
Equipment purchase deposits	78	48

Total property and equipment	2,334	2,114

Other assets
Goodwill	619	629
Other intangibles, net	535	554
Restricted cash	449	666
Other assets	219	259

Total other assets	1,822	2,108

Total assets	$8,104	$7,576

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	109	95
Accounts payable	391	454
Air traffic liability	944	847
Accrued compensation and vacation	214	262
Accrued taxes	132	181
Other accrued expenses	937	873

Total current liabilities	2,727	2,712

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	2,980	2,907
Deferred gains and credits	177	205
Employment benefit liabilities and other	754	782

Total noncurrent liabilities and deferred credits	3,911	3,894

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,529	1,501
Accumulated deficit	(16)	(522)
Treasury stock	(13)	(13)
Accumulated other comprehensive income (loss)	(35)	3

Total stockholders’ equity	1,466	970

Total liabilities and stockholders’ equity	$8,104	$7,576